   AT EQUITY MARKETING, INC.:          AT FRB | WEBER SHANDWICK:
   Christine Noel                      Tony Rossi             Tricia Ross
   SVP, Corporate Communications       Investor Relations     Investor Relations
   (323) 932-4436                      (310) 407-6563         (310) 407-6540

FOR IMMEDIATE RELEASE

           EQUITY MARKETING REPORTS INCREASE IN REVENUES AND EARNINGS
                           FOR SECOND QUARTER OF 2003

         LOS ANGELES, JULY 24, 2003 - Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the second quarter ended June 30, 2003.

         Revenues were $57.0 million, a second quarter record and an increase of 20.8% over revenues of $47.2 million in the same period of the previous year.

         Net income was $2.1 million, or $0.28 per diluted share, compared with net income of $0.5 million, or $0.03 per diluted share, in the same period of the previous year. Net income for the second quarter of 2002 included a pre-tax charge for the forgiveness of a note receivable in the amount of $1.7 million. Excluding this charge, net income was $1.6 million, or $0.21 per diluted share in the 2002 period.

         "Although general economic conditions remain challenging, each of our businesses continued to perform well in the second quarter, resulting in 12% organic revenue growth," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "We executed several significant promotional programs for our major Marketing Services clients, and we are also seeing more activity in the area of strategic marketing consulting services, such as category marketing in the retail marketplace.

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Equity Marketing, Inc.
Page 2 of 11

         "We also had solid growth in the Consumer Products business, with sales increasing by 41% over the previous year. This is particularly notable given the difficult prior year comparison due to the strong sales of our Scooby-Doo(TM) line when the Scooby-Doo feature film was released last Summer. The year-over-year increase in 2003 was largely driven by the initial shipments of our new line of Disney's Kim Possible(TM) merchandise, which is scheduled to receive strong advertising and marketing support from both Disney and Wal-Mart in the August through November period," said Mr. Kurz.

QUARTER ENDED JUNE 30, 2003 FINANCIAL HIGHLIGHTS

     - Revenues were $57.0 million, a second quarter record and an increase of 20.8% over revenues of $47.2 million in the same period of the previous year.

     - Organic revenue growth, which excludes the impact of the UPSHOT acquisition, was 11.6%.

     - The Logistix and UPSHOT businesses generated $11.5 million in revenues in the second quarter of 2003.

     - Marketing Services revenues for the quarter represented 79.8% of total revenues, while Consumer Products revenues represented 20.2% of total revenues. In the prior year period, Marketing Services revenues represented 82.7% of total revenues, while Consumer Products revenues represented 17.3% of total revenues.

     - Gross profit was 26.7% in the second quarter of 2003, as compared to 22.5% in the same period in 2002. In 2002, gross profit before charge for the forgiveness of note receivable ("charge") was 26.0%. Gross profit was 24.0% in the Marketing Services business and 37.0% in the Consumer Products business in the second quarter of 2003, as compared to 26.2% and 25.1%, respectively, in the second quarter of 2002 before charge.

     - Overall operating expenses were $12.0 million, or 21.1% of revenues, compared with $9.7 million, or 20.6% of revenues, in the prior year. Prior year operating expenses exclude UPSHOT.

     - Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $3.8 million, an improvement of 29.6% from the $3.0 million recorded in the same period in 2002 before charge.

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Equity Marketing, Inc.
Page 3 of 11

     - Net income was $2.1 million, or $0.28 per diluted share, compared with net income of $0.5 million, or $0.03 per diluted share, in the same period of the previous year. Net income before charge was $1.6 million, or $0.21 per diluted share in the 2002 period.

     - Results for the second quarter of 2002 do not include UPSHOT (acquired July 17, 2002).

SIX MONTHS ENDED JUNE 30, 2003 FINANCIAL HIGHLIGHTS

     - Revenues were $104.5 million, an increase of 25.5% over the $83.3 million in the same period of 2002.

     - Organic revenue growth, which excludes the impact of the UPSHOT acquisition, was 14.1%.

     - The Logistix and UPSHOT businesses generated $26.4 million in revenues in the first six months of 2003.

     - Marketing Services revenues for the first six months of 2003 represented 85.0% of total revenues, while Consumer Products revenues represented 15.0% of total revenues. In the prior year period, Marketing Services revenues represented 81.3% of total revenues, while Consumer Products revenues represented 18.7% of total revenues.

     - Gross profit was 26.3% for the six months ended June 30, 2003, as compared to 23.8% in the same period in 2002. Gross profit before charge in 2002 was 25.8%. Gross profit was 24.2% in the Marketing Services business and 38.0% in the Consumer Products business in the first six months of 2003, as compared to 25.2% and 28.2%, respectively, in the same period of the previous year before charge.

     - Overall operating expenses were $22.9 million, or 21.9% of revenues, compared with $18.0 million, or 21.7% of revenues, in the prior year. Prior year operating expenses exclude UPSHOT.

     - Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $5.8 million, an improvement of 37.6% from the $4.2 million recorded in the same period in 2002 before charge.

     - Net income was $3.1 million for the six months ended June 30, 2003, or $0.40 per diluted share, compared with a net loss of $1.3 million, or $0.34 per diluted share, in the same period in 2002. Net income before charge and cumulative effect of change in accounting

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Equity Marketing, Inc.
Page 4 of 11

            principles (recorded in the first quarter of 2002) was $2.3 million, or $0.26 per diluted share, for the six month period ended June 30, 2002.

     - Results for the first six months of 2002 do not include UPSHOT (acquired July 17, 2002).

FINANCIAL CONDITION

         At June 30, 2003, the Company had $20.4 million in cash, cash equivalents and marketable securities, $30.9 million in working capital, a current ratio of 1.7 and no debt.

STOCK REPURCHASE PROGRAM

         In July 2002, Equity's Board of Directors authorized the implementation of a new $10 million stock repurchase program. Through June 30, 2003, the Company had spent a total of $2.2 million from this program to purchase 168,700 shares at an average price of $12.96 per share, including commissions. Since initiating its original buyback program on July 20, 2000, the Company has spent a total of $14.2 million to purchase 1,147,009 shares at an average price of $12.40 per share, including commissions.

SHARE COUNT UPDATE

         In accordance with GAAP, based on the level of net income for the second quarter of 2003, the calculation of diluted earnings per share includes the impact of the assumed conversion of preferred stock and excludes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 7.8 million shares.

         In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

Third Quarter 2003:                6.1 million shares
Fourth Quarter 2003:               7.8 million shares
Full Year 2003:                    7.8 million shares

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Equity Marketing, Inc.
Page 5 of 11

CHANGE IN STOCK-BASED COMPENSATION

         Starting this year, Equity Marketing will reduce its use of stock options as a means of stock-based compensation and will supplement them with grants of restricted stock units generally vesting over a period of four years. In accordance with GAAP, the expense of the restricted stock grants is reflected in the Company's financial statements, starting with the second quarter of 2003.

         "We want to incentivize our employees to make business decisions that are in the long-term best interest of the Company, and we believe restricted stock grants are a more effective tool in that regard," said Mr. Kurz. "In the long term, the use of restricted stock grants will also reduce the dilutive impact of stock-based compensation to our shareholders, and, we believe, allow for a more accurate accounting of stock-based compensation for investors."

OUTLOOK

         Equity Marketing expects third quarter 2003 revenues to range between $45 million and $50 million, and diluted earnings per share to range between $0.14 and $0.18. The Company also tightened its range of guidance for the full year 2003. Revenues are now expected to range between $230 million and $245 million, and diluted earnings per share are now expected to range between $1.20 and $1.35. These numbers include the impact of expensing restricted stock and the strategic investments discussed below. The Company's previous guidance had been revenues of $230 million to $260 million, and diluted earnings per share of $1.20 to $1.50.

         As was the case in the first six months of the year, the Company expects a reduction for the remainder of 2003 in gross margins in its promotional programs for Burger King Corporation due to an increase in materials cost, the provision of low margin logistical services and general pricing pressure. However, this reduction is expected to be offset by improved margins in the non-Burger King businesses, resulting in higher overall gross margins for the Company for the full year 2003.

         Mr. Kurz commented on the outlook for Equity Marketing: "We expect a strong second half of 2003, although promotional programs and product shipments will be more heavily skewed towards the fourth quarter than in recent years. We continue to have a strong pipeline of projects in our Marketing Services business, although the volume of custom promotional products in some programs will be lower than our initial expectations. This reflects the continued cautious approach clients are taking in the current economic environment. As a

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Equity Marketing, Inc.
Page 6 of 11

result, we believe it is prudent to reduce the top-end of our previous revenue and earnings guidance.

         "In addition, we are undertaking a number of strategic investments this year that we believe will further position us for long-term growth, but will increase our 2003 expense levels by approximately $1 million. These investments include a branding initiative designed to enable the Company to better leverage our three brand names (Equity Marketing, Logistix Kids and UPSHOT) and our expertise and reputation in certain marketing services disciplines. We have also initiated plans to expand the geographic presence of certain areas of the Company that are performing well, which will allow us to capitalize on their growing reputation within the industry. Finally, we have increased the investment in new business development worldwide, yielding significantly higher levels of new client prospect activity. We believe these investments will ultimately yield a good return for our shareholders, although they will have a negative impact of approximately $0.08 per diluted share this year.

         "From a long-term perspective, our major Marketing Services clients continue to indicate that promotions will be an integral part of their marketing strategies and we expect to see consistent business activity with companies such as Burger King, Kellogg's and Procter & Gamble. This solid base of core clients represents an excellent foundation upon which to grow and diversify the Company.

         "We have made good progress in our diversification efforts, and we expect our non-Burger King-related revenues to represent over 40% of total revenues and earnings in 2003 - the highest percentage in our Company's history. Given the new business opportunities at UPSHOT and Logistix and the additional brands we are launching in our Consumer Products division, we expect that we will continue to generate strong growth from these areas of the Company.

         "We also intend to continue evaluating acquisition prospects that can increase our exposure to the marketing services disciplines where we see more resources being dedicated by companies. We have an excellent pipeline of prospects and we are confident that M&A represents a meaningful, complementary growth vehicle.

         "Our strong financial position and consistent free cash flow enable the Company to pursue a broad range of growth strategies - from expanding the breadth of our marketing services offerings and investing in additional licenses for our Consumer Products division to acquiring other companies. With the opportunities available to us, we believe we can

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Equity Marketing, Inc.
Page 7 of 11

consistently generate 15% revenue growth, 20% EPS growth, and 20% return on invested capital over the long-term," said Mr. Kurz.

SECOND QUARTER CONFERENCE CALL

         The Company will host a conference call today at 4:30 p.m. ET/1:30 p.m. PT to discuss its second quarter 2003 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

         To be added to Equity Marketing's investor e-mail lists, please contact Tricia Ross via e-mail at tross@webershandwick.com or via phone at (310) 407-6540.

         Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, CVS/pharmacy, Diageo, Dr Pepper/Seven Up, Kellogg's, and Procter & Gamble, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2003 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

                                     -more-
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Equity Marketing, Inc.
Page 8 of 11

EQUITY MARKETING, INC.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

                                                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                               JUNE 30,                    JUNE 30,
                                                                               --------                    --------
                                                                             (UNAUDITED)                 (UNAUDITED)
                                                                      -------------------------   -------------------------
                                                                         2003           2002          2003          2002
                                                                      -----------   -----------   -----------   -----------
Revenues                                                              $    56,953   $    47,151   $   104,520   $    83,266
Cost of sales                                                              41,766        34,877        77,053        61,781
Forgiveness of note receivable                                                  -         1,685             -         1,685
                                                                      -----------   -----------   -----------   -----------
   Gross profit                                                            15,187        10,589        27,467        19,800
Operating expenses:
   Salaries, wages and benefits                                             5,537         4,648        11,398         8,925
   Selling, general and administrative                                      6,485         5,043        11,510         9,120
                                                                      -----------   -----------   -----------   -----------
   Total operating expenses                                                12,022         9,691        22,908        18,045
                                                                      -----------   -----------   -----------   -----------
   Income from operations                                                   3,165           898         4,559         1,755
Other income                                                                  205            22           307            70
                                                                      -----------   -----------   -----------   -----------
   Income before provision for income taxes and cumulative
    effect of change in accounting principles                               3,370           920         4,866         1,825
Provision for income taxes                                                  1,230           375         1,748           610
                                                                      -----------   -----------   -----------   -----------
   Income before cumulative effect of change
    in accounting principles                                                2,140           545         3,118         1,215
   Cumulative effect of change in accounting principles, net of tax             -             -             -        (2,496)
                                                                      -----------   -----------   -----------   -----------
   Net income (loss)                                                        2,140           545         3,118        (1,281)
Preferred stock dividends                                                     375           375           750           750
                                                                      -----------   -----------   -----------   -----------
   Net income (loss) available to common stockholders                 $     1,765   $       170   $     2,368   $    (2,031)
                                                                      ===========   ===========   ===========   ===========
Basic income (loss) per share
   Income per share before cumulative effect of change in
    accounting principles                                             $      0.31   $      0.03   $      0.42   $      0.08
                                                                      ===========   ===========   ===========   ===========
   Cumulative effect of change in accounting principles                         -             -             -         (0.44)
                                                                      ===========   ===========   ===========   ===========
   Income (loss) per share                                            $      0.31   $      0.03   $      0.42   $     (0.36)
                                                                      ===========   ===========   ===========   ===========
   Weighted average shares outstanding                                  5,700,016     5,695,293     5,704,148     5,701,818
                                                                      ===========   ===========   ===========   ===========

Diluted income (loss) per share
   Income per share before cumulative effect of change in
    accounting principles                                             $      0.28   $      0.03   $      0.40   $      0.08
                                                                      ===========   ===========   ===========   ===========
   Cumulative effect of change in accounting principles                         -             -             -         (0.42)
                                                                      ===========   ===========   ===========   ===========
   Income (loss) per share                                            $      0.28   $      0.03   $      0.40   $     (0.34)
                                                                      ===========   ===========   ===========   ===========
   Weighted average shares outstanding                                  7,752,716     5,928,828     5,970,205     5,918,665
                                                                      ===========   ===========   ===========   ===========

Note: The after-tax impact of the charge for forgiveness of note receivable for the three months and six months ended June 30, 2002 is $1,051, or $0.18 per diluted share.

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Equity Marketing, Inc.
Page 9 of 11

         EQUITY MARKETING, INC.
         Condensed Consolidated Balance Sheets
         (In thousands)

                                             JUNE 30,
                                               2003        DECEMBER 31,
                                           (UNAUDITED)        2002
                                           -----------    ------------
ASSETS
Cash and cash equivalents                  $    17,938    $     25,833
Marketable securities                            2,500           1,000
Accounts receivable, net                        35,269          43,817
Inventories                                     14,745          16,363
Prepaid expenses and other current assets        5,024           4,807
                                           -----------    ------------
     CURRENT ASSETS                             75,476          91,820
Fixed assets, net                                3,814           4,185
Intangible assets, net                          37,567          34,499
Other assets                                     5,585           2,750
                                           -----------    ------------
     TOTAL ASSETS                          $   122,442    $    133,254
                                           ===========    ============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Short-term debt                            $         -    $          -
Accounts payable                                28,747          38,334
Accrued liabilities                             15,835          24,329
                                           -----------    ------------
     CURRENT LIABILITIES                        44,582          62,663
Long-term liabilities                            6,409           1,596
                                           -----------    ------------
     TOTAL LIABILITIES                          50,991          64,259

Mandatory redeemable preferred stock            23,049          23,049

Common stock                                         -               -
Additional paid-in capital                      23,074          21,641
Retained earnings                               41,057          38,689
Accumulated other comprehensive income           2,038           1,710
Less:
   Treasury stock                              (16,351)        (15,506)
   Unearned compensation                        (1,416)           (588)
                                           -----------    ------------
   TOTAL STOCKHOLDERS' EQUITY                   48,402          45,946
                                           -----------    ------------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                    $   122,442    $    133,254
                                           ===========    ============

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Equity Marketing, Inc.
Page 10 of 11

EQUITY MARKETING, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

                                                                                          SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                     -----------   -----------
                                                                                         2003          2002
                                                                                     (UNAUDITED)   (UNAUDITED)
                                                                                     -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                 $    3,118    $   (1,281)
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
      Cumulative effect of change in accounting principles, net of tax                        -         2,496
      Depreciation and amortization                                                         936           803
      Provision for doubtful accounts                                                       255           185
      Gain on disposal of fixed assets                                                        -           (13)
      Tax benefit from exercise of stock options                                             60            12
      Forgiveness of note receivable                                                          -         1,685
      Amortization of restricted stock                                                      156             -
      Other                                                                                   4             -
      Changes in operating assets and liabilities-
         Increase (decrease) in cash and cash equivalents:
               Accounts receivable                                                        8,433        (4,584)
               Note receivable                                                                -           498
               Inventories                                                                1,650        (3,401)
               Prepaid expenses and other current assets                                   (473)          969
               Other assets                                                                (989)          130
               Accounts payable                                                          (9,677)        2,723
               Accrued liabilities                                                       (8,533)          611
               Long-term liabilities                                                         63           (75)
                                                                                     ----------    ----------
      Net cash (used in) provided by operating activities                                (4,997)          758
                                                                                     ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of fixed assets                                                               (373)         (457)
   Purchase of marketable securities, net                                                (1,500)            -
   Proceeds from sale of marketable securities                                                -         4,700
   Proceeds from sale of fixed assets                                                        16            79
                                                                                     ----------    ----------
      Net cash (used in) provided by investing activities                                (1,857)        4,322
                                                                                     ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of preferred stock dividends                                                    (750)         (750)
   Purchase of treasury stock                                                              (845)         (391)
   Proceeds from exercise of stock options                                                  389           110
                                                                                     ----------    ----------
      Net cash used in financing activities                                              (1,206)       (1,031)
                                                                                     ----------    ----------
      Net (decrease) increase in cash and cash equivalents                               (8,060)        4,049

Effects of exchange rates on cash and cash equivalents                                      165           122

CASH AND CASH EQUIVALENTS, beginning of period                                           25,833        21,935
                                                                                     ----------    ----------
CASH AND CASH EQUIVALENTS, end of period                                             $   17,938    $   26,106
                                                                                     ==========    ==========

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Equity Marketing, Inc.
Page 11 of 11

EQUITY MARKETING, INC.
EBITDA, before charge
(In thousands)

EBITDA, before charge, is calculated as follows:

                                               THREE MONTHS ENDED   SIX MONTHS ENDED
                                                    JUNE 30,             JUNE 30,
                                                  (UNAUDITED)          (UNAUDITED)
                                               ------------------   -----------------
                                                 2003      2002      2003      2002
                                               -------   --------   -------   -------
Income before cumulative effect of
 change in accounting principles               $ 2,140   $   545    $ 3,118   $ 1,215

   Charge for forgiveness of note receivable         -     1,685          -     1,685
   Interest expense (income), net                   12       (44)        16       (84)
   Provision for income taxes                    1,230       375      1,748       610
   Depreciation                                    414       378        822       748
   Amortization                                     50        28        114        55
                                               -------   -------    -------   -------
EBITDA, before charge                          $ 3,846   $ 2,967    $ 5,818   $ 4,229
                                               =======   =======    =======   =======

EBITDA, before charge, is reconciled to net cash provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                          (UNAUDITED)          (UNAUDITED)
                                                      ------------------    ------------------
                                                        2003       2002       2003      2002
                                                      -------    -------    -------    -------
EBITDA, before charge                                 $ 3,846    $ 2,967    $ 5,818    $ 4,229

   Interest (expense) income, net                         (12)        44        (16)        84
   Provision for income taxes                          (1,230)      (375)    (1,748)      (610)
   Changes in operating assets and liabilities           (131)      (958)    (9,526)    (3,129)
   Other, net                                             332        117        475        184
                                                      -------    -------    -------    -------
Net cash provided by (used in) operating activities   $ 2,805    $ 1,795    $(4,997)   $   758
                                                      =======    =======    =======    =======

                                     -###-